Exhibit 97.1

QUOIN PHARMACEUTICALS LTD.

COMPENSATION RECOVERY POLICY

1.	Purpose.

The purpose of this compensation recovery policy (the “Policy”) of Quoin Pharmaceuticals Ltd. (the “Company”) is to enable the Company to recover reasonably promptly the amount of any Erroneously Awarded Compensation in the event that the Company is required to prepare an Accounting Restatement. This Policy is designed to comply with, and shall be interpreted to be consistent with: (a) Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act and Nasdaq Listing Rule 5608 and (b) the mandate set out in Section 7 (Restitution in case of Material Restatement) of the Company’s Compensation Policy to “establish appropriate guidelines in connection with the making of such restitution”.  Unless otherwise defined in this Policy, capitalized terms shall have the meaning ascribed to such terms in Section 2 below.

2.Definitions.

For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Board” means the Board of Directors of the Company.

“Clawback Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year). The “date that the Company is required to prepare an Accounting Restatement” is the earlier to occur of:  (a) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if the Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid by the relevant Executive Officer; provided, however, that for Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the

Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to The Nasdaq Stock Market LLC (“Nasdaq”).  Incentive-Based Compensation is deemed “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

“Executive Officer” means an individual who is currently, or previously served as, the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. An executive officer of the Company’s parent or subsidiary is deemed an “Executive Officer” of the Company if the executive officer performs, or previously performed, such policy making functions for the Company.  Policy-making function is not intended to include policy-making functions that are not significant.  Identification of an executive officer for purposes of this Policy would include at a minimum executive officers identified by the Company pursuant to Item 401(b) of Regulation S-K.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure; provided, however, that a financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission (“SEC”) to qualify as a “Financial Reporting Measure.” For purposes of this Policy, Financial Reporting Measures include, but are not limited to, stock price and total shareholder return.

“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

3.Policy Application and Administration.

In the event of an Accounting Restatement, the Company must recover Erroneously Awarded Compensation reasonably promptly, in amounts determined pursuant to this Policy.  The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements are filed.  Recovery under this Policy with respect to an Executive Officer shall not require the finding of any misconduct by such Executive Officer or such Executive Officer being found responsible for the accounting error leading to the Accounting Restatement.

This Policy applies to all Incentive-Based Compensation received by a person (a) after beginning service as an Executive Officer; (b) who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; (c) while the Company has a listed class of securities on a national securities exchange; and (d) during the Clawback Period.

This Policy, which has been recommended for adoption by the Board by the  Compensation Committee of the Board, shall be administered by the Board. The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in each case, to the extent permitted under applicable laws, rules and regulations, including, but not limited to, the determination of the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with an applicable Accounting Restatement. All determinations and decisions made by the Board pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and Executive Officers, and need not be uniform with respect to each person covered by this Policy.

In the administration of this Policy, the Board is authorized and directed to consult with the Compensation Committee, the Audit Committee and such other committees of the Board as may be necessary or appropriate as to matters within the scope of such committee’s responsibility and authority. Subject to any limitation at applicable laws, rules and regulations, the Board may authorize and empower any committee of the Board or any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee). Any action or inaction by the Board with respect to an Executive Officer under this Policy in no way limits the Board’s decision to act or not to act with respect to any other Executive Officer under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Executive Officer other than as set forth in this Policy.

4.Method of Recoupment.

The method of recouping any Erroneously Awarded Compensation shall be determined by the Board in its sole discretion, in compliance with applicable laws, rules and regulations.

The Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation in compliance with this Policy unless the Compensation Committee of the Board has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

•

The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover and provide that documentation to Nasdaq;

•

Recovery would violate home country law of the Company where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law of the Company, the Company must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq; or

•

Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

5.No Indemnification of Executives Officers.

Notwithstanding the terms of any indemnification or insurance policy of the Company or any contractual arrangement with any Executive Officer that may be interpreted to the contrary, the Company shall not indemnify any Executive Officer against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Executive Officer to fund potential loss of Erroneously Awarded Compensation under this Policy.

6. Required Policy-Related Filings.

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required by the applicable SEC filings.

7.Acknowledgement.

Each Executive Officer shall sign and return to the Company within thirty (30) calendar days following the later of (i) the effective date of this Policy set forth below or (ii) the date such individual becomes an Executive Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

8.Policy Not in Limitation.

The Board intends that this Policy shall be applied to the fullest extent of the applicable laws, rules and regulations. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable laws, rules and regulations or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company, including Section 304 of the Sarbanes-Oxley Act of 2002. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this Policy.

Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against an Executive Officer arising out of or resulting from any actions or omissions by the Executive Officer.

9. Amendment; Termination.

The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time, as it deems necessary, to comply with applicable laws, rules, regulations or any standards adopted by a national securities exchange, on which the Company’s securities are listed.

10.Successors.

This Policy is binding and enforceable against all Executive Officers and their respective beneficiaries, heirs, executors, administrators or other legal representatives.

11. Effective Date.

This Policy shall be effective as of November 19, 2023. The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Executive Officers on or after October 2, 2023, even if such Incentive-Based Compensation was approved, awarded or granted to Executive Officers prior to such date.

Approved and adopted: November 19, 2023

EXHIBIT A

QUOIN PHARMACEUTICALS LTD.

COMPENSATION RECOVERY POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Compensation Recovery Policy (the “Policy”) of Quoin Pharmaceuticals Ltd. (the “Company”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment or service with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

EXECUTIVE OFFICER

Signature

Print Name

Date